Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Performance Securities linked to the shares of the Vanguard FTSE Emerging Markets ETF due September 30, 2020	$3,950,540.00	$459.05

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated June 12, 2015 and Product Supplement dated June 15, 2015)

UBS AG $3,950,540 Trigger Performance Securities

Linked to the shares of the Vanguard FTSE Emerging Markets ETF due September 30, 2020

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the Vanguard FTSE Emerging Markets ETF (the “underlying asset”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying asset from the trade date to the final valuation date (the “underlying return”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return multiplied by the participation rate. If the underlying return is zero or negative and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the underlying return, and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Participation in Positive Underlying Returns: If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return multiplied by the participation rate. If the underlying return is negative, investors may be exposed to the underlying return at maturity.

❑

Contingent Repayment of Principal at Maturity: If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will repay your principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the underlying return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	September 25, 2015

Settlement Date	September 30, 2015

Final Valuation Date*	September 24, 2020

Maturity Date*	September 30, 2020

*	Subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Trigger Performance Securities linked to the shares of the Vanguard FTSE Emerging Markets ETF. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Asset	Bloomberg Ticker	Participation Rate	Initial Level	Trigger Level	CUSIP	ISIN
Vanguard FTSE Emerging Markets ETF	VWO	146%	$32.69	$24.52, which is 75% of the Initial Level	90275G152	US90275G1528

The estimated initial value of the Securities as of the trade date is $9.199 for Securities linked to the performance of the shares of the Vanguard FTSE Emerging Markets ETF. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Optimization & Performance Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.35	$9.65
Total	$3,950,540.00	$138,268.90	$3,812,271.10

UBS Financial Services Inc.	UBS Investment Bank
Pricing Supplement dated September 25, 2015

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Optimization & Performance Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222597/d941466d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated June 15, 2015 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦	You believe the underlying asset will appreciate over the term of the Securities.

♦	You are willing to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦

You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying asset and the equity securities constituting the underlying asset (the “underlying equity constituents”).

♦	You seek an investment with exposure to companies in emerging markets.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦	You believe that the level of the underlying asset will decline during the term of the Securities and is likely to be less than the trigger level on the final valuation date.

♦	You are unwilling to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying asset and underlying equity constituents.

♦	You do not seek an investment with exposure to companies in emerging markets.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” in this pricing supplement and the more detailed “Risk Factors” beginning on PS-25 of the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years.
Underlying Asset	Vanguard FTSE Emerging Markets ETF
Participation Rate	146%.
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash equal to:

$10 + ($10 × Underlying Return × Participation Rate)

If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10.

If the final level is less than the trigger level, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 + ($10 × Underlying Return)

In this scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level	The closing level of the underlying asset on the trade date, as indicated on the cover hereof and as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).
Final Level	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).
Trigger Level	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the Optimization & Performance Strategies product supplement).

Investment Timeline

The initial level is observed. The actual participation rate and trigger level are determined.

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 + ($10 × Underlying Return × Participation Rate)

If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash per Security equal to your principal amount, or $10.

If the underlying return is negative and the final level is less than the trigger level, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 + ($10 × Underlying Return).

In this scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities. UBS will only pay you the principal amount of your Securities in cash at maturity if the final level is equal to or greater than the trigger level. If the underlying return is negative and the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the underlying return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset is equal to or greater than the trigger level.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the underlying return multiplied by the participation rate, even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the underlying asset and indirectly linked to the value of the underlying equity constituents, futures contracts on physical commodities (“constituent commodities”) and other assets constituting the underlying asset (collectively, the “underlying constituents”), and will depend on whether, and the extent to which, the underlying return is positive or negative. The levels of the underlying asset can rise or fall sharply due to factors specific to the underlying asset and its underlying constituents and their issuers, as well as general market factors. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment if the underlying return is negative. We urge you to review financial and other information filed periodically by the issuer of the underlying asset (“underlying asset issuer”) with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price and volatility of the underlying asset and underlying constituents, the expected dividends on the underlying asset and the underlying equity constituents, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the prices of the underlying asset and underlying constituents; the volatility of the underlying asset and underlying constituents; the dividend rate paid on the underlying asset and underlying equity constituents, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the underlying asset or the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying asset or underlying constituents. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying asset or underlying constituents may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the final level will be equal to or greater than the trigger level. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

♦

The value of the underlying asset may not completely track the value of the underlying constituents in which such exchange traded fund (the “ETF”) invests — Although the trading characteristics and valuations of the underlying asset will usually mirror the characteristics and valuations of the underlying constituents in which the ETF invests, its value may not completely track the value of the underlying constituents. The value of the underlying asset will reflect transaction costs and fees that the underlying constituents in which that ETF invests do not have. In addition, although the underlying asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying asset or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of such ETF’s securities holdings. The market prices of the underlying asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying asset may differ from its NAV per share; the underlying asset may trade at, above or below its NAV per share.

♦

Failure of the underlying asset to track the level of its target index — While the underlying asset is designed and intended to track the level of the FTSE Emerging Index (the “target index”), various factors, including fees and other transaction costs, will prevent the underlying asset from correlating exactly with changes in the level of such target index. Accordingly, the performance of the underlying asset will not be equal to the performance of its target index during the term of the Securities.

♦

The underlying asset recently completed a transition to tracking a new target index — Prior to January 2013, the underlying asset tracked the MSCI Emerging Markets Index. In January 2013, The Vanguard Group, Inc. announced that the underlying asset would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies. Beginning January 10, 2013 the underlying asset ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index (the “Transition Index”). The Transition Index was a “dynamic” index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. On June 28, 2013, the underlying asset ceased tracking the Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the underlying asset will no longer seek to track, and therefore will not benefit from any potential future appreciation in, the South Korean equity markets. Moreover, the historical performance of the underlying asset prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Securities should bear this difference in mind when evaluating the historical data.

Additionally, on June 2, 2015, The Vanguard Group, Inc. announced that the Fund will soon transition to track a new target index. According to The Vanguard Group, Inc., the transition to the new target index will take place over a period of approximately 12 months starting in the third or fourth quarter of 2015, with the Fund ceasing to track the FTSE Emerging Index and beginning to temporarily track the FTSE Emerging Markets All Cap China A Inclusion Transition Index. By using this transition index, the Fund will move gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight by an equal amount after the third Friday each month over the 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.

Because the Fund will begin tracking indices that will include China A-shares, your securities will become subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Fund must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Fund any or all of its requested quotas. If the Fund were to be denied any or all of a requested trade quota, the Fund would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Fund to have difficulty tracking the FTSE Emerging Markets All Cap China A Transition Index or FTSE Emerging Markets All Cap China A Inclusion Index, as applicable, and may adversely affect the price of the Fund and the value of the securities.

During both the transition and final benchmark phases, the Fund will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. To protect the Fund from the potential for harmful “front running” by traders, the exact timing of the index change and portfolio transition has not been disclosed to investors, but Vanguard expects the index change and portfolio transition to be complete by the end of 2016. As a result, you will not know in advance when the index tracked by the Fund changes. In addition, the addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Fund. Moreover, the historical performance of the Fund prior to this transaction will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data. See “Vanguard FTSE Emerging Markets ETF” in this pricing supplement for more information.

♦

The Securities are subject to currency exchange rate risk — The underlying asset invests in underlying constituents that are traded and quoted in non-U.S. currencies in non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such underlying constituents trade. The values of the currencies of the countries in which the underlying asset may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent in the portfolio of the underlying asset. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituents will be adversely affected and the value of the notes may decrease.

♦

Risks associated with emerging market companies — The underlying asset has emerging markets securities as underlying constituents and, therefore, are subject to emerging markets risk. Investments in Securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦

The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, trigger level and/or the final level, as applicable, and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and your payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Optimization & Performance Strategies product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. Following a delisting or suspension from trading or discontinuance of the ETF, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the Optimization & Performance Strategies product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the Optimization & Performance Strategies product supplement.

♦

There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or the issuers of any of the underlying constituents (“underlying constituent issuer”). However, we are not affiliated with the underlying asset issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying asset and the underlying asset issuer. The underlying asset issuer is not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or underlying constituents may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the underlying constituents or trading activities related to the underlying asset or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Securities based on the closing level of the underlying asset on the final valuation date. The calculation agent can postpone the determination of the initial level or final level if a market disruption event occurs and is continuing on the trade date or final valuation date, respectively. As UBS determines the economic terms of the Securities, including the participation rate and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	Approximately 5 years
Initial Level:	$32
Trigger Level:	$24 (75% of Initial Level)
Participation Rate:**	140%
Range of Underlying Return:	-100% to 40%

*	The participation rate, the initial level and the trigger level are indicated on the cover hereof.
**	The actual participation rate is greater than the rate shown here and your potential upside return on the Securities is greater than the returns shown in the examples below.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples and in the table below have been rounded for ease of analysis.

Example 1: The Underlying Return is 20%.

Because the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 140%) = $12.80 per Security (a 28.00% total return).

Example 2: The Underlying Return is -20% and the Final Level is equal to or greater than the Trigger Level.

Because the underlying return is negative but the final level is equal to or greater than the trigger level of $24.00, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent total return).

Example 3: The Underlying Return is -60%, making the Final Level less than the Trigger Level.

Because the underlying return is negative and the final level is less than the trigger level, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be fully exposed to the decline of the underlying asset. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 – $6 = $4 per Security (a 60% loss).

If the final level is less than the trigger level, your investment in the Securities is fully exposed to the decline of the underlying asset and you will lose some or all of your principal at maturity.

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return(1)	Payment at Maturity	Security Total Return at Maturity
$44.80	40.00%	$15.60	56.00%
$41.60	30.00%	$14.20	42.00%
$38.40	20.00%	$12.80	28.00%
$35.20	10.00%	$11.40	14.00%
$32.00	0.00%	$10.00	0.00%
$28.80	-10.00%	$10.00	0.00%
$25.60	-20.00%	$10.00	0.00%
$24.00	-25.00%	$10.00	0.00%
$22.40	-30.00%	$7.00	-30.00%
$19.20	-40.00%	$6.00	-40.00%
$16.00	-50.00%	$5.00	-50.00%
$12.80	-60.00%	$4.00	-60.00%
$9.60	-70.00%	$3.00	-70.00%
$6.40	-80.00%	$2.00	-80.00%
$3.20	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	The underlying return excludes any cash dividend payments.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the Securities are linked to the shares of an exchange-traded fund, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ”pass-thru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-66 of the Optimization & Performance Strategies product supplement) in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Securities).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “pass-thru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the underlying asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as “Excess Gain” because the underlying asset are comprised solely of exchange traded funds, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Securities the holder had invested, pro rata, the principal amount of the Securities in shares of the underlying asset and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be “Excess Gain” if you purchase the Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlying asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Optimization & Performance Strategies product supplement. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The IRS, for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the underlying asset issuer and the underlying constituents), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2016. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying asset. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Vanguard FTSE Emerging Markets ETF

We have derived all information contained herein regarding the Vanguard FTSE Emerging Markets ETF (the “VWO Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by The Vanguard Group, Inc. (“Vanguard”), the investment advisor of the VWO Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the VWO Fund.

VWO Fund is an exchange-traded class of shares issued by the Vanguard Emerging Markets Stock Index Fund and is maintained and managed by Vanguard. Vanguard is a mutual fund and is jointly owned by the funds it oversees and thus, indirectly by the shareholders in those funds. The Vanguard Trust is a registered investment company that consists of separate funds, each of which may consist of different share classes, including ETF shares. The VWO Fund currently tracks the performance of the FTSE Emerging Index (the “Target Index”). The Target Index was developed by FTSE International Limited (“FTSE”) and is calculated, maintained and published by FTSE International Limited (“FTSE”).

Historically, the VWO Fund sought to track the performance of the MSCI Emerging Markets Index. Starting in January of 2013, the VWO Fund began a two-step transition process to instead track the performance of the Target Index. First, in January 2013, the VWO Fund began tracking the performance of the Transition Index. Second, on June 28, 2013, the VWO Fund began tracking the Target Index. The Transition Index was created to provide Vanguard with the ability to transition existing emerging markets funds to the Target Index over a period of approximately six months in a manner designed to reduce the impact on its existing fund shareholders. For additional information, see “Risk Factors — The underlying asset recently completed a transition to tracking a new target index”.

As of April 30, 2015, the net expense ratio of the VWO Fund is expected to accrue at an annual rate of 0.15% of the VWO Fund’s daily net asset value. Expenses of the VWO Fund reduce the net value of the assets held by the VWO Fund and, therefore, reduce value of the shares of the VWO Fund.

The Target Index includes approximately 1,023 common stocks of companies located in emerging markets around the world. As of July 31, 2015, the VWO Fund’s five largest countries as a percentage of common stock were China, Taiwan, India, South Africa and Brazil and its five largest company holdings were: Taiwan Semiconductor Manufacturing Co. Ltd. (3.10%), Tencent Holdings Ltd. (3.00%), China Construction Bank Corp. (2.20%), China Mobile Ltd. (2.10%), and Naspers Ltd. (1.50%).

In June 2015, Vanguard announced that the VWO Fund will transition to tracking the FTSE Emerging Markets All Cap China A Inclusion Index (the “New Target Index”) in the third or fourth quarter of 2015. The transition will take place in two phases. In the first phase, the VWO Fund will track the FTSE Emerging Markets All Cap China A Inclusion Transition Index (the “Interim Index”), an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the new index. China A-shares, which are securities of Chinese incorporated companies that are quoted in Renminbi, can only be traded by either residents of the People’s Republic of China or under the qualified foreign institutional investor (“QFII”) rules and stock connect schemes. In the second phase, the VWO Fund will begin to track the FTSE Emerging Markets All Cap China A Inclusion Index, which will be quota-adjusted by FTSE to take into account the quota amount allocated to foreign investors by the Chinese regulator. The gradual changes in the Interim Index over the course of a year are expected to result in the Interim Index eventually replicating the New Target Index. For additional information about the Interim Index and the New Target Index, see the information set forth under “— The FTSE Emerging Markets All Cap China A Inclusion Transition Index” and “— The FTSE Emerging Markets All Cap China A Inclusion Index” below.

During both the transition and final benchmark phases, the VWO Fund will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. To protect the VWO Fund from the potential for harmful “front running” by traders, the exact timing of the index change and portfolio transition has not been disclosed to investors, but Vanguard expects the index change and portfolio transition to be complete by the end of 2016.

The FTSE Emerging Markets All Cap China A Inclusion Transition Index

We have derived all information contained in this term sheet regarding the Interim Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the Interim Index.

The Interim Index will be calculated over twelve months and at the start of the transition will only contain constituents of the FTSE Emerging Index. On a monthly basis, a proportion of small-capitalization and China A-share companies will be added until at the end of the year-long transition, the composition is aligned with the New Target Index. The weight of China A-shares and small-capitalization companies will be adjusted after the third Friday of each month using a factor approach. At the start of the index calculation, China A-shares and small-capitalization companies will have a factor of 0 applied to their free-float adjusted market capitalizations. Each month, the factor will be increased by 8.33%. At month 12, the full weight of China A-shares and small cap companies will have been added to the Interim Index and the index constituents and weightings will be aligned with the New Target Index.

The constituents’ weights in the Interim Index are neutralized between transition reviews when a corporate event leads to a rise or fall in index weighting for a constituent could potentially be reversed at the next monthly transition review. This may cause FTSE to adjust the factor applied to an index constituent’s market capitalization.

The FTSE Emerging Markets All Cap China A Inclusion Index

We have derived all information contained in this pricing supplement regarding the Target Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the Target Index.

The Target Index is a market-capitalization weighted index representing the performance of large, mid and small-cap companies in emerging markets. The Target Index was launched on June 5, 2014, with a base date of December 30, 2005 and a base value of 1,000.

The Target Index will apply the same methodology as the FTSE Emerging Index, except the Target Index will include small capitalization stocks and China A-shares at a weighting equivalent to the aggregate QFII and/or Renminbi QFII (“RQFII”) approved quota for international investors. The China A-shares weighting will increase as total QFII and RQFII allocations increase. A built-in mechanism ensures that the allocation of China A-shares is adjusted proportional to the changes in the approved quota and is in line with the accessibility available to international investors.

In making your investment decision you should review the prospectus related to the VWO Fund, dated February 26, 2015 filed by Vanguard Funds (“the VWO Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/857489/000093247115005572/internationaleq485bmerged.htm

In addition, the VWO Fund Prospectus is available on VWO Fund’s website as indicated above. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the VWO Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these Terms or any accompanying prospectus.

Information filed by the Vanguard International Equity Index Funds with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 033-32548 and 811-05972. The VWO Fund’s website is https://institutional.vanguard.com/VGApp/iip/site/institutional/investments/productoverview?fundId=0964. We are not incorporating by reference the website or any material it includes in this pricing supplement. Shares of the VWO Fund are listed on the NYSE Arca under ticker symbol “VWO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the VWO Fund.

Historical Information

The following table sets forth the quarterly high and low closing level for the Vanguard FTSE Emerging Markets ETF, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Vanguard FTSE Emerging Markets ETF on September 25, 2015, was $32.69. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$48.92	$45.00	$48.92
4/1/2011	6/30/2011	$50.71	$46.44	$48.62
7/1/2011	9/30/2011	$49.52	$35.89	$35.89
10/3/2011	12/30/2011	$43.47	$35.20	$38.21
1/3/2012	3/30/2012	$45.09	$38.57	$43.47
4/2/2012	6/29/2012	$43.99	$37.08	$39.95
7/2/2012	9/28/2012	$43.25	$38.28	$41.75
10/1/2012	12/31/2012	$44.53	$40.44	$44.53
1/2/2013	3/28/2013	$45.45	$42.24	$42.89
4/1/2013	6/28/2013	$44.79	$36.53	$38.78
7/1/2013	9/30/2013	$42.94	$37.16	$40.11
10/1/2013	12/31/2013	$42.91	$39.96	$41.14
1/2/2014	3/31/2014	$40.58	$36.67	$40.58
4/1/2014	6/30/2014	$43.86	$40.46	$43.13
7/1/2014	9/30/2014	$46.49	$41.62	$41.71
10/1/2014	12/31/2014	$43.09	$37.71	$40.02
1/2/2015	3/31/2015	$42.02	$38.74	$40.87
4/1/2015	6/30/2015	$44.97	$40.34	$40.88
7/1/2015*	9/25/2015*	$41.07	$32.19	$32.69

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through September 25, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the underlying asset from January 3, 2006 through September 25, 2015, based on information from Bloomberg. The dotted line represents the trigger level of $24.52, which is equal to 75% of the closing level of the underlying asset on September 25, 2015. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.